Exhibit (a)(1)(H)

Press Release

For Immediate Release: 9/12/2017

Affiliates of AE Industrial Partners Successfully Complete Tender Offer to Acquire CDI Corp.

PHILADELPHIA, PA, and BOCA RATON, FL, September 12, 2017 — AE Industrial Partners, LLC (“AEI”), a private equity investor specializing in aerospace, power generation, and specialty industrial companies, today announced the successful completion of the previously announced $8.25 per share cash tender offer for all of the outstanding shares of common stock of CDI Corp. (NYSE: CDI) (“CDI”).

The tender offer, which was made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) entered into by CDI and affiliates of AEI on July 31, 2017, expired at 9:00 a.m., Philadelphia, Pennsylvania time, on September 12, 2017. A total of 15,504,481 shares of common stock of CDI (excluding 321,104 shares tendered by guaranteed delivery), representing approximately 78% of the common stock outstanding on a fully-diluted basis (assuming the exercise or vesting, as applicable, of all outstanding options and time-vested deferred stock of CDI), were tendered into and not withdrawn from the tender offer. According to the terms of the tender offer, all such CDI shares (and any additional shares tendered by guaranteed delivery unless actual delivery does not occur) have been irrevocably accepted for payment, which will be made promptly.

Pursuant to the terms of the Merger Agreement, Nova Merger Sub, Inc., an affiliate of AEI (“Purchaser”), was automatically deemed to exercise its “top-up” option to purchase shares of common stock directly from CDI (the “Top-Up Shares”) in an amount sufficient to enable Purchaser to effect a “short-form” merger under applicable Pennsylvania law.

As a result of the successful completion of the tender offer and purchase of the Top-Up Shares, AEI and CDI intend to promptly complete the acquisition of CDI by merging it with Purchaser pursuant to Section 321(d)(1)(ii) of the Pennsylvania Business Corporation Law. The merger is expected to be completed on Wednesday, September 13, 2017. As a result of the merger, CDI will become a privately-held, indirect wholly-owned subsidiary of an affiliate of AEI and CDI’s common stock will cease trading on the New York Stock Exchange.

About CDI Corporation

CDI (NYSE: CDI) seeks to create extraordinary outcomes with its clients by delivering solutions based on highly skilled and professional talent. Its business is comprised of four segments: Enterprise Talent, Specialty Talent & Technology Solutions, Engineering Solutions, and MRI. It provides engineering, information technology, and staffing solutions to clients in multiple industries, including aerospace, chemicals, energy, industrial equipment, infrastructure, and technology, as well as municipal and state governments and the U.S. Department of Defense. It has offices and delivery centers in the U.S. and Canada. In addition, it also provides recruiting and staffing services through its global MRINetwork® of franchisees. Learn more at www.cdicorp.com.

About AE Industrial Partners

AE Industrial Partners is a leading private equity firm specializing in control-oriented investments in aerospace, power generation, and specialty industrial businesses and has strong experience investing in businesses with similar capabilities and end-market exposure as CDI. AEI invests in market-leading companies that can benefit from its deep operating experience, industry knowledge, and relationships. Learn more at www.aeroequity.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this announcement regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits of the proposed transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of CDI constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the potential impact of the consummation of the proposed transaction on relationships, including with employees, suppliers and customers, and the other factors and financial, operational and legal risks or uncertainties described in CDI’s public filings with the SEC, including the “Risk Factors” sections of CDI’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents filed by Nova Merger Sub, Inc. and the Solicitation/Recommendation Statement filed by CDI. CDI shareholders should not place undue reliance on any forward-looking statements. CDI and AE both disclaim any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

Media Contacts for AE Industrial

Owen Blicksilver Public Relations

Carol Makovich

(203) 622-4781

carol@blicksilverpr.com

Jennifer Hurson

(845) 507-0571

jennifer@blicksilverpr.com